Exhibit 99.1

 InterDigital, Inc. Succeeds InterDigital Communications Corporation
                in Internal Structural Reorganization

               New Structure Supports Growth Initiatives


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--July 2, 2007--InterDigital Communications Corporation today announced that it has undertaken an internal structural reorganization to better position the company to successfully execute on its growth initiatives. Under the reorganization, effective July 2, 2007, InterDigital, Inc., a newly-formed entity, becomes the publicly-traded parent company for all of the InterDigital companies, including InterDigital Communications Corporation, InterDigital Technology Corporation, and its additional subsidiaries. InterDigital, Inc.'s common stock will continue to be traded on the NASDAQ Global Select Market under the ticker symbol IDCC. The company will also align its subsidiary companies consistent with the company's strategic plan.

    "InterDigital is moving rapidly from being a developer and licensor of advanced wireless technologies, to a broader organization involved in advanced wireless research, licensing, ASIC sales and strategic investments," said William J. Merritt, InterDigital's President and Chief Executive Officer. "The new business structure provides the flexibility to establish focused business units as our strategic initiatives mature which, in turn, creates a more efficient organization for pursuing and maximizing our opportunities."

    All outstanding shares of InterDigital Communications Corporation common stock have been converted automatically into shares of InterDigital, Inc. on a share-for-share basis. Stock certificates formerly representing shares of InterDigital Communications Corporation (as well as the predecessor company, International Mobile Machines Corporation) represent the same number of shares of common stock in InterDigital, Inc. Shareholders do not need to exchange their share certificates.

    Additional information relating to this corporate event is available in the company's related Form 8-K filed today with the Securities and Exchange Commission.

    About InterDigital

    InterDigital design, develop and provide advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, InterDigital offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com.

    InterDigital is a registered trademark of InterDigital, Inc.


    CONTACT: InterDigital, Inc.
             Media Contact:
             Jack Indekeu, +1 610-878-7800
             jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, +1 610-878-7800
             janet.point@interdigital.com